Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-To-Date June
	2023	2022	Change	2023	2022	Change
Retail Electric Revenues-
Fuel	$1,006	$1,608	$(602)	$2,056	$2,622	$(566)
Non-Fuel	2,853	3,181	(328)	5,402	5,780	(378)
Wholesale Electric Revenues	605	937	(332)	1,203	1,601	(398)
Other Electric Revenues	209	192	17	399	370	29
Natural Gas Revenues	852	1,083	(231)	2,728	3,140	(412)
Other Revenues	223	205	18	440	341	99
Total Operating Revenues	5,748	7,206	(1,458)	12,228	13,854	(1,626)
Fuel and Purchased Power	1,190	2,123	(933)	2,482	3,466	(984)
Cost of Natural Gas	199	452	(253)	1,097	1,546	(449)
Cost of Other Sales	128	114	14	255	183	72
Non-Fuel O&M	1,489	1,548	(59)	2,929	3,042	(113)
Depreciation and Amortization	1,112	913	199	2,222	1,805	417
Taxes Other Than Income Taxes	340	349	(9)	734	721	13
Estimated Loss on Plant Vogtle Units 3 and 4	—	52	(52)	—	52	(52)
Total Operating Expenses	4,458	5,551	(1,093)	9,719	10,815	(1,096)
Operating Income	1,290	1,655	(365)	2,509	3,039	(530)
Allowance for Equity Funds Used During Construction	70	53	17	135	104	31
Earnings from Equity Method Investments	29	34	(5)	78	80	(2)
Interest Expense, Net of Amounts Capitalized	610	488	122	1,192	950	242
Other Income (Expense), net	142	139	3	286	283	3
Income Taxes	98	304	(206)	194	477	(283)
Net Income	823	1,089	(266)	1,622	2,079	(457)
Dividends on Preferred Stock of Subsidiaries	—	4	(4)	—	7	(7)
Net Loss Attributable to Noncontrolling Interests	(15)	(22)	7	(78)	(67)	(11)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$838	$1,107	$(269)	$1,700	$2,139	$(439)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.